Exhibit 10.1
SEPARATION AGREEMENT
     This Separation Agreement (“Agreement”) is entered into this 13th day of March 2006, by and between Robert Cutlip (“Employee”) and First Industrial, LP, a Delaware limited partnership (“Employer”).
RECITALS
     WHEREAS, Employee has agreed to become employed by Employer; and
     WHEREAS, Employee and Employer have agreed upon their respective obligations upon Employee’s termination of employment in various contexts, and the memorialization of those understandings is the purpose of this Agreement.
AGREEMENTS
     1. Term. The term of this Agreement will be three (3) years, commencing March 16, 2006, and terminating March 15, 2009, unless extended by mutual written agreement.
     2. Not an Employment Contract. Employee acknowledges that this Agreement does not constitute a contract of employment or impose on Employer any obligation to retain Employee as an employee, and that this Agreement does not prevent Employee from terminating his employment. Employee and Employer understand and acknowledge that Employee’s employment is at will, and that accordingly either he or Employer may terminate the employment relationship between them at any time and for any or no reason.
     3. Termination by Employee. If Employee terminates his employment for any reason, then (i) the Employer shall be obligated to pay him his then-applicable base salary and vacation pay earned and unpaid through the date of termination, and (ii) the Employer shall provide him with such benefits as are then due and owing to him under the terms of the Employer’s retirement, medical insurance and equity compensation plans, as and to the extent (if any) as may be required by the terms of such plans; and (iii) the Employer shall have no other or further duties or obligations to Employee.
     4. Termination by Employer for Cause. The Employer has the right to terminate Employee’s employment for “Cause”, as defined below, at any time, on the lesser of thirty (30) days’ notice or such lesser notice as may be necessary in the event of an emergency created by Employee’s misconduct. If Employer terminates Employee’s employment for Cause, then (i) the Employer shall be obligated to pay him his base salary and vacation pay earned and unpaid through the date of termination, and (ii) the Employer shall provide him with such benefits as are then due and owing to him under the terms of the Employer’s retirement, medical insurance and equity compensation plans, as and to extent (if any) as may be required by the terms of such plans; and (iii) the Employer shall have no other or further obligations to Employee. “Cause” shall mean Employee having been found by Employer to have engaged in any of (i) criminal activity; (ii) substance abuse; (iii) acts of fraud or dishonesty, (iv) willful or grossly negligent misconduct; (v) recurring documented failure to substantially perform the duties and responsibilities of his position with Employer to the satisfaction of the Employer’s Chief Executive Officer (“CEO”) or (vi) the violation or asserted violation, through his employment with Employer or otherwise, of any “Restrictive Arrangement,” which shall mean any agreement, court order or other restriction arising out of any prior employment of Employee or other business relationship to which Employee was a party or privy, which prevents or materially restricts his employment by or rendition of services to Employer, or otherwise subjects Employer to liability or claims as a result of hiring or engaging or accepting services from Employee. Employee hereby represents and warrants that he is not a party to or otherwise bound by or subject to any such Restrictive Arrangement. If Employer intends to terminate Employee for Cause, it shall notify Employee of the basis for such intended action, and shall provide Employee with a reasonable and prompt opportunity to meet with the CEO and others designated by the CEO (if any), in order to address the validity of the relevant factual accusations, but Employer shall in all events retain the right to make a good faith determination of the existence of the grounds for a Cause-based termination.
     5. Termination by Employer Without Cause. If Employer terminates Employee’s employment without Cause then, upon and subject to Employee’s execution and delivery of a general release of claims to Employer, Employer shall pay Employee (i) his base salary and vacation pay earned and unpaid through the date of termination, plus (ii) two (2) times his then-applicable annual base salary, plus (iii) 70% of his maximum potential cash bonus for the year in which termination occurs (the “Severance Payment”). Such Severance Payment shall be paid over a period of one (1) year in twelve (12) equal monthly installments, and each payment shall be subject to Employee’s ongoing compliance with the terms of this Agreement. In addition, in such context, Employer shall provide Employee with such benefits as are then due and owing under the terms of the Employer’s retirement, medical insurance and equity compensation plans, as and to the extent (if any) as may be required by the terms of such plans, and the Employer shall have no other or further duties or obligations to Employee.
     6. Diminution in Position Following M&A Transaction (Change in Control). If, within a period of one (1) year following the consummation of an “M&A Transaction,” namely the acquisition of a controlling majority interest in Employer’s business by an unaffiliated third party, whether directly by stock acquisition or indirectly by asset acquisition, there is a “Diminution of Employee’s Position With Employer” as hereinafter defined, then in such event and upon Employee’s election, exercisable by sixty (60) days’ written notice from Employee to Employer, the employment of Employee by Employer shall terminate, and Employee shall be entitled to the Severance Payment and all other payments and benefits enumerated in Paragraph 5 of this Agreement, as if his employment had been terminated without cause by Employer. A Diminution of Employee’s Position With Employer shall be deemed to have occurred if, within the prescribed period of one (1) year following an M & A Transaction, and in the absence of Cause: Employee’s responsibilities and authority are materially reduced; or the geographic scope of Employee’s responsibilities is materially altered; or Employee’s principal place of business is moved from the greater Atlanta, Georgia metropolitan area; or Employee is required to report to another officer of Employer whose seniority is materially below that of the current level of seniority of the Executive Vice President – Operations of Employer; or Employee’s other benefits and attributes of employment are, in the aggregate, materially adversely modified.
     7. Exclusivity, Non-Compete and Confidentiality. During the term of this Agreement, Employee will devote all of his professional time and attention to the business of Employer, and will specifically refrain from any other commercial real estate activity or investment of any kind, with the exception of minority investments in publicly traded real estate companies. For a period of one (1) year following a termination of Employee’s employment, by Employer or Employee, for any reason other than by the Employer for Cause, Employee agrees not to directly or indirectly, as a principal, agent, consultant, employee, broker, investor or otherwise, solicit or otherwise attempt to exploit, for his own benefit or that of others, any “FR Eastern Region Business Opportunity” that shall have been originated within the Employer’s organization at the time of his termination, as evidenced in writing in Employer’s records (inclusive of e-mails), or by expenditures of pursuit costs by Employer. For purposes hereof, an FR Eastern Region Business Opportunity shall be any proposed transaction involving the rendition of services by Employer or any of Employer’s affiliates, or the purchase, sale, lease or other disposition of, the financing or other capitalization of any project or property (collectively “Opportunities”), that relates to projects located within the Eastern Region of Employer, or Opportunities originated within the Eastern Region and located in any market in which Employer does business. In addition, Employee agrees not to employ, solicit employment of, or engage in employment-related communication with any employee of Employer or any of its affiliates during this one (1) year period. In addition, Employee agrees that, for an indefinite period of time, Employee will maintain the confidentiality of proprietary information concerning Employer or its lenders, tenants, sellers, buyers or investors made available to Employee by Employer during the term of his employment, unless and until such information becomes available in the public domain.
     8. Mandatory Arbitration. Any dispute or controversy hereunder or under the Letter Agreement shall be committed to binding arbitration in Chicago, Illinois, under the AAA rules, by a single arbitrator selected by the parties through the process of single elimination of a proposed roster of eleven (11) arbitrators submitted by the AAA. Such arbitration shall be conducted under a “baseball arbitration” format, pursuant to which the arbitrator shall be required to adopt the position of one of the parties, and not any compromise position, and under which the non-prevailing party shall bear all costs of the arbitration, including the prevailing party’s legal fees. The order of such arbitrator shall be final and binding, and may be enforced by a Court of competent jurisdiction. Nothing herein contained shall preclude either party from seeking equitable or injunctive relief from a court of competent jurisdiction in order to prevent, terminate or reduce the likelihood of the infliction of irreparable harm on the petitioning party or to otherwise seek such equitable or injunctive relief (but in no event money damages) as may be available as a result of the other Party’s breach or threatened breach of this Agreement.
     9. Governing Law. This Agreement, and the Letter Agreement, shall be governed by Illinois law.
     10. IRC Code Section 409A. Notwithstanding any anything contained herein to the contrary, if at the time of a termination of employment Employee is a “specified employee” as defined in Internal Revenue Code Section 409A, and the regulations and guidance thereunder in effect at the time of such termination, and then only as and to the extent required by such provisions, the date of payment of any payments otherwise provided hereunder shall be delayed for a period of up to six (6) months following the date of termination.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year set forth above.

FIRST INDUSTRIAL, L.P.
By:
David P. Draft
Executive Vice President - Operations of First Industrial Realty Trust, Inc., its General Partner

By:
Robert G. Cutlip